Exhibit 3.38

CERTIFICATE OF FORMATION

OF

CHAMPION MORTGAGE LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

I.	The name of the limited liability company is Champion Mortgage LLC.

II.	The address of its registered office in the State of Delaware is Corporation Services Company, 2711 Centerville Rd., Ste. 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Services Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Champion Mortgage LLC as of November 30, 2012.

By:	/s/ Matt Floyd
Name:	Matt Floyd
Title:	Authorized Signatory